Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT:	MEDIA CONTACT:
Stephen G. Rutledge	David C. Rickey
Senior Vice President, CFO	Vice President – Public Relations
and Chief Investment Officer	(334) 613-4034
(334) 613-4500

ALFA ESTIMATES RECENT STORM LOSSES

Montgomery, Alabama (April 5, 2006) – The Alfa Insurance Group and Alfa Corporation (Nasdaq/NM:ALFA) today announced a preliminary estimate of losses from a series of storm systems that passed through Alabama in January and March. These thunderstorms produced damaging winds and hail, generating claims that are expected to be approximately $15.25 million for the Alfa Group. However, the most recent storm damage occurred on the last day of March. At this time, very little claims data from this event is available upon which to base an estimate. The impact of these claims, after reinsurance and taxes, on Alfa Corporation’s first quarter earnings, is estimated to be $0.08 per diluted share.

Commenting on the announcement, Alfa’s chairman, President and Chief Executive Officer, Jerry A. Newby, said, “Our claims force is working diligently to ensure that our policyholders’ needs are resolved quickly. We take pride in our financial strength and continue to stand behind our promise to be there when our customers need us most.”

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on Nasdaq Stock Market’s National Market under the symbol ALFA

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies – including political, economic, regulatory, climatic, competitive, legal, and technological – any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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